UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL



Date of Request: October 6, 2003



        Nevada                                                86-1033275
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(State or other jurisdiction                         (IRS Employer I.D. Number)
of incorporation or organization)


101-1110 Center Street N.,                    Calgary,   Alberta     T2E 2R2
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(Address of principal executive offices)       (City)    (State)       (Zip)

                                 (403) 668-5593
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                        (Registran's Telephone Number)

Securities  Act  registration  statement file number to which this form relates:
Form 1-A, as amended.

ITEM 1.  Withdrawal of Form 1-A Registration Statement, as Amended.

On August 6, 2003, EMO Corporation, a Nevada corporation (the "Company"), filed a Registration Statement on Form 1-A, and thereafter amended on September 16, 2003, File No.024-10062, with the Securities and Exchange Commission (the "Commission"). Pursuant to a letter from the Commission, the Company has been advised that Form 1-A is not available to the Company as it remains subject to the reporting requirements of the Securities Exchange Act of 1934.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Calgary, Province of Alberta, Canada. on the 6thth day of October, 2003.

                                                     EMO CORPORATION

                                               By:/s/ Peter  Wojcik
                                               ---------------------------------
                                                      Peter Wojcik, President